Exhibit 10.2
MODIFICATION AGREEMENT
     This MODIFICATION AGREEMENT is made effective as of September 30, 2006 by and between COMSYS IT Partners, Inc., a Delaware corporation (the “Company”), and David L. Kerr (the “Participant”).
Recitals
     A. Immediately following the merger of COMSYS Holding, Inc., a Delaware corporation, with a subsidiary of the Company on September 30, 2004, the Participant held 182,760 restricted shares (the “Restricted Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that were subject to the terms of the Company’s 2004 Management Incentive Plan (the “Plan”), and the Stock Insurance Agreement made as of July 1, 2004 by and between COMSYS Holding, Inc. and the Participant (the “Issuance Agreement”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan.
     B. As of the date of this Agreement, 101,533 Restricted Shares are vested, 20,307 Restricted Shares will vest on January 1, 2007 provided that the Participant is still providing Service to the Company and 60,920 Restricted Shares are subject to vesting in accordance with the terms specified in Sections 1.5C and 2.1B.1(d) of the Plan.
     C. The purpose of the Plan was to promote the interests of the Company by providing eligible persons with an incentive to remain in the service of the Company or any parent or subsidiary of the Company. However, as the initial three year vesting schedule for the Restricted Shares will expire on January 1, 2007, the incentive feature of the Plan will be lost.
     D. In an effort to retain the services of the Participant and incentivize the Participant to contribute to the Company’s long-term success after January 1, 2007, the Company believes it is in its best interest and the best interest of the Company’s stockholders to modify (a) the vesting schedule with respect to a portion of the unvested Restricted Shares and (b) certain other rights of the Participant, all on the terms set forth in this Agreement.
     In consideration of the foregoing premises and the mutual covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant, each intending to be legally bound, agree as set forth below:
ARTICLE I
Section 1. Vesting of Restricted Shares.
     (a) The 20,307 Restricted Shares that are scheduled to vest on January 1, 2007 shall remain subject to vesting so long as the Participant is still providing Service to the Company on that date as contemplated by the Plan.
     (b) With respect to the Participant’s 60,920 Restricted Shares that are subject to vesting in accordance with Sections 1.5C and 2.1.B.1(d) of the Plan, 920 of such shares are hereby immediately forfeited and the existing vesting schedule for the remaining 60,000 of such shares (the “Remaining Unvested Shares”) is hereby modified to provide that they will vest over the three-year period beginning January 1, 2007 as follows:
          (i) 22.2%, 22.2% and 22.3% of the Remaining Unvested Shares will vest on each of January 1, 2008, January 1, 2009 and January 1, 2010, respectively; provided, that, the Participant is providing Service to the Company on the applicable vesting date; and
          (ii) 11.1% of the Remaining Unvested Shares will vest on the date the Company’s audited financial statements are issued for the 2007 fiscal year if but only if the Company’s EBITDA for 2007 is not less than the annual EBITDA target established by the Compensation Committee (the “EBITDA Target”) for the 2007 Management Incentive Plan; provided, that, the Participant is providing Service to the Company on the vesting date; and
          (iii) 11.1% of the Remaining Unvested Shares will vest on the date the Company’s audited financial statements are issued for the 2008 fiscal year if but only if the Company’s EBITDA for 2008 is not less than the EBITDA Target for the 2008 Management Incentive Plan; provided, that, the Participant is providing Service to the Company on the vesting date; and
          (iv) Except as otherwise set forth below in this subclause (iv), 11.1% of the Remaining Unvested Shares will vest on the date the Company’s audited financial statements are issued for the 2009 fiscal year if but only if the Company’s EBITDA for 2009 is not less than the EBITDA Target for the 2009 Management Incentive Plan; provided, that, the Participant is providing Service to the Company on the vesting date. Notwithstanding anything to the contrary contained in this clause (iv) or this Agreement, 7.873% of the Remaining Unvested Shares that would have otherwise vested pursuant to this clause (iv) will be forfeited by the Participant on January 1, 2007 if the average closing price for the Common Stock over any consecutive 30-day period ending on or before December 31, 2006 equals or exceeds $18.67 per share, as adjusted for any stock splits, stock dividends or combination of shares.
Section 2. Waiver of Rights. The Participant hereby waives any and all rights the Participant may have under Section 1.5C of the Plan, or otherwise, to acquire any unvested restricted Common Stock that has been or may be forfeited by any other Initial Participants under the Plan, regardless of when any such Initial Participant ceased, or ceases, to provide Service to the Company and regardless of whether such forfeiture occurred prior to the date hereof or may occur in the future. The Participant also consents to any modifications to the Plan resulting from (a) the terms of that certain Resignation Agreement and Release by and between Michael T. Willis and COMSYS Information Technology Services, Inc. dated as of February 2, 2006 and (b) the terms of that certain Separation and Release Agreement by and between Mark Bierman and the Company dated July 31, 2006.
Section 3. Full Force and Effect. Except as modified by this Agreement, the terms of the Plan and the Issuance Agreement shall remain in full force and effect.
Section 4. Governing Law. This Agreement shall be governed by the laws of the State of Texas without giving effect to any choice or conflict of law provisions.

Section 5. Successor and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.
COMSYS IT PARTNERS, INC.
By: \s\KEN R. BRAMLETT, JR.
Name: Ken R. Bramlett, Jr.
Title: Senior Vice President and General Counsel
PARTICIPANT
\s\DAVID L. KERR
Name: David L. Kerr